SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2015
Blonder Tongue Laboratories, Inc. (Exact Name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-14120 (Commission File Number)	52-1611421 (I.R.S. Employer Identification No.)
One Jake Brown Road, Old Bridge, New Jersey 08857 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (732) 679-4000
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)           Increase in Size of Board; Election of a New Director

On February 6, 2015, the Board of Directors (“Board”) of Blonder Tongue Laboratories, Inc. (the “Company”) approved an increase in the size of the Board from seven directors to eight directors.  On the same date, the Board also elected James H. Williams as a director of the Company to fill the vacancy on the Board created by this increase in the size of the Board.  Mr. Williams will join the Board as a Class III director.

Mr. Williams will receive the standard director fees for non-employee directors, which includes an annual retainer in the amount of $25,000 (such amount being pro-rated to $22,917 for 2015) and a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic).  As a non-employee director, Mr. Williams will be eligible to receive equity-based awards from time to time under the Company’s Amended and Restated 2005 Director Equity Incentive Plan (“Director Plan”). If Mr. Williams continues as a director of the Company until the second business day following the earlier of (i) the release of the Company’s earnings for the fourth quarter and fiscal year ended December 31, 2014 or (ii) the filing with the SEC of the Company’s Form 10-K for the fiscal year ended December 31, 2014 (such earlier date, the “Grant Date”), he will be granted an option under the Director Plan to purchase 9,166 shares of the Company’s common stock, which is the pro-rata portion of the option to purchase 10,000 shares of common stock to be granted to all other non-employee directors on the Grant Date. The exercise price of these options will be the fair market value of the Company’s common stock on the Grant Date, calculated by taking the average of the high and low selling prices of the common stock on the Grant Date as reported on NYSE MKT.

The Company also expects to enter into a director indemnification agreement with Mr. Williams effective as of February 6, 2015, the form and substance of which is disclosed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is incorporated by reference herein. There is no arrangement or understanding between Mr. Williams and any other person pursuant to which he was selected as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLONDER TONGUE LABORATORIES, INC.

By:	/s/ Eric Skolnik
Eric Skolnik
Senior Vice President and Chief Financial Officer

Date: February 11, 2015